EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned agree that the Schedule 13D to which this Agreement is attached as Exhibit 99.1 is filed on behalf of each of them with respect to the Common Stock of Rainmaker Worldwide Inc.

Each of the undersigned acknowledges that it is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness or accuracy of the information concerning any other reporting person, except to the extent that such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of September 11, 2026.

RYAN D. MOORE

/s/ Ryan D. Moore
Ryan D. Moore

1001336241 ONTARIO INCORPORATED

/s/ Ryan D. Moore
Ryan D. Moore, President

VIVA INDUSTRIES INC.

/s/ Ryan D. Moore
Ryan D. Moore, President